Exhibit 16

[PRICEWATERHOUSECOOPERS LETTERHEAD]

October 9, 2003

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Captec Franchise Capital Partners L.P. IV (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of the Form 8-K/A, as part of the Company’s Form 8-K/A report dated September 24, 2003. We agree with the statements concerning our Firm in such Form 8-K/A except for the third sentence of the second paragraph in Item 4 for which we have no basis to conclude.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP